Exhibit 99.1

Sound Financial Reports Higher Third Quarter Earnings

SEATTLE--(BUSINESS WIRE)--November 3, 2010--Sound Financial Inc. (OTCBB:SNFL), holding company for Sound Community Bank, today announced its third consecutive quarter of improving earnings.

The Company reported net income of $0.14 per share, or $421,000 for the quarter ended September 30, 2010. This compares to net income of $0.10 per share, or $278,000 in the previous quarter and net income of $0.03 per share or $76,000 for the third quarter of 2009.

Highlights for the Quarter:

- Net Interest Margin increased to 4.93% for the quarter ended 9/30/10

- Efficiency Ratio decreased to 64.76% for the quarter ended 9/30/10

- Non-Performing Loans to Total Gross Loans decreased to 0.99% at 9/30/10

- The Bank remains “Well Capitalized” with Tier 1 Capital of 7.44% and Total Risk Based Capital of 11.31% at 9/30/10.

Laurie Stewart, President and CEO said, “While a sustained economic recovery continues to remain elusive, we are pleased with our third quarter results and the steady progress we’ve made each quarter this year. Our focus remains on taking care of our clients, as we balance our growth with strong capital levels.”

	As of
	9/30/2010	6/30/2010	9/30/2009
	(In thousands)
Selected Consolidated Financial Condition Data:
Total assets	$345,775	$340,926	$353,760
Loans receivable, net	304,792	305,450	284,615
Loans held for sale	1,836	1,096	2,666
Mortgage-backed securities available for sale (at fair value)	4,655	4,328	35,694
Federal Home Loan Bank stock	2,444	2,444	2,444
Bank owned life insurance	6,663	6,596	6,399
Repossessed assets and real estate owned	3,313	1,847	822
Deposits	285,777	285,339	300,456
Federal Home Loan Bank advances	30,210	26,617	25,000
Stockholders’ Equity	26,175	25,299	25,480

	Quarter Ended
	9/30/2010	6/30/2010	9/30/2009
	(In thousands)
Selected Consolidated Operating Data:
Total interest income	$4,930	$4,924	$4,943
Total interest expense	1,043	1,152	1,803
Net interest income	3,887	3,772	3,140
Provision for loan losses	950	775	950
Net interest income after provision for loan losses	2,937	2,997	2,190
Fees and service charges	558	550	545
Gain (loss) on sale of loans	343	58	(20)
Gain (loss) on sale of assets	(202)	(41)	(34)
Gain on sale of securities	-	(11)	-
Other than temporary impairment on securities	(47)	(51)	-
Fair value change in mortgage servicing rights	(284)	(210)	-
Other non-interest income	142	220	477
Total non-interest income	510	515	968
Total non-interest expense	2,848	3,134	3,069
Income before provision (benefit) for income taxes	599	378	89
Provision (benefit) for income taxes	178	100	13
Net income	421	278	76

Selected Financial Ratios and Other Data:
Performance ratios:
Return on assets (ratio of net income to average total assets)	0.49%	0.32%	0.09%
Return on equity (ratio of net income to average equity)	6.67%	4.30%	1.19%
Net interest margin	4.93%	4.77%	3.98%
Non-interest income to operating revenue	11.60%	12.02%	23.57%
Non-interest expense to average total assets	3.35%	3.66%	3.62%
Average interest-earning assets to average interest-bearing liabilities	100.91%	103.34%	110.19%
Efficiency ratio	64.76%	73.11%	74.71%

Asset quality ratios:
Non-performing assets to total assets	3.45%	3.54%	2.11%
Non-performing loans to gross loans	0.99%	1.36%	1.14%
Allowance for loan losses to non-performing loans	130.00%	96.07%	66.23%
Allowance for loan losses to gross loans	1.27%	1.29%	0.88%
Net charge-offs to average loans outstanding	1.32%	1.04%	0.43%

Consolidated capital ratios:
Equity to total assets at end of period	7.57%	7.42%	7.23%
Average equity to average assets	7.55%	7.43%	7.56%

	Nine Months Ended
	9/30/2010	9/30/2009
	(In thousands)
Selected Consolidated Operating Data:
Total interest income	$14,624	$14,219
Total interest expense	3,362	5,562
Net interest income	11,262	8,657
Provision for loan losses	3,150	2,325
Net interest income after provision for loan losses	8,112	6,332
Fees and service charges	1,638	1,535
Gain on sale of loans	465	56
Loss on sale of assets	(291)	(589)
Gain on sale of securities	64	-
Other than temporary impairment on securities	(99)	-
Fair value change in mortgage servicing rights	(197)	-
Other non-interest income	581	1,070
Total non-interest income	2,161	2,072
Total non-interest expense	9,245	8,718
Income (loss) before provision (benefit) for income taxes	1,028	(314)
Provision (benefit) for income taxes	272	(162)
Net income (loss)	756	(152)

Selected Financial Ratios and Other Data:
Performance ratios:
Return on assets (ratio of net income to average total assets)	0.30%	(0.06)%
Return on equity (ratio of net income to average equity)	3.95%	(0.79)%
Net interest margin	4.79%	3.90%
Non-interest income to operating revenue	16.10%	19.31%
Non-interest expense to average total assets	3.62%	3.66%
Average interest-earning assets to average interest-bearing liabilities	100.97%	106.59%
Efficiency ratio	68.88%	81.26%

Sound Financial Inc. is the holding company for Sound Community Bank, a full-service bank, providing personal and business banking services in communities across the greater Puget Sound region. The Seattle-based company operates five full-service banking offices in King, Pierce, Snohomish and Clallam Counties, and is on the web at www.soundcb.com.

Forward-Looking Statements

This report contains statements that are not historical or current fact and constitute forward-looking statements. In some cases, you can identify these statements by words such as "may", "might", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", or "continue", the negative of these terms and other comparable terminology. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Results of operations and business are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

CONTACT:
Sound Financial Inc.
Media:
Scott Boyer, 206-448-0884 x-312
or
Financial:
Matt Deines, 206-448-0884 x-305